Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

by and between

RENAISSANCERE HOLDINGS LTD.,

as Issuer,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

Dated as of June 5, 2023

$750,000,000

RenaissanceRe Holdings Ltd.

5.750% Senior Notes due 2033

i

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of June 5, 2023 (this “Supplemental Indenture”), to the Senior Indenture, dated as of April 2, 2019 (the “Original Indenture”), by and between RENAISSANCERE HOLDINGS LTD., a company duly organized and existing under the laws of Bermuda (the “Company”), having its principal executive office located at Renaissance House, 12 Crow Lane, Pembroke HM 19, Hamilton, Bermuda, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), having its corporate trust office located at 1 Columbus Circle, 17th Floor, New York, New York 10019, is effective upon the execution hereof by the parties hereto.

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount;

WHEREAS, the Original Indenture is incorporated herein by this reference;

WHEREAS, Section 3.1 of the Original Indenture provides that, with respect to any series of Securities to be authenticated and delivered under the Original Indenture, the terms of such series of Securities shall be established by (i) a Board Resolution and Officers’ Certificate or (ii) one or more indentures supplemental to the Original Indenture;

WHEREAS, the Company desires to create, under the Original Indenture, a new series of Securities to be known as its 5.750% Senior Notes due 2033 (the “Senior Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company in accordance with its terms, have been done or performed; and

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

The following defined terms used herein shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Original Indenture.

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Supervision Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.

“BMA Redemption Requirements” has the meaning set forth in Section 2.9(a).

“Commercially Reasonable Efforts” means commercially reasonable efforts consistent with the efforts of a comparable third party in the Company’s industry operating under similar circumstances in the carrying out of obligations to complete the offer and sale of Qualifying Securities, subject to the existence of a Market Disruption Event, in an amount necessary to satisfy the Replacement Capital Obligation, to third parties that are not the Company’s subsidiaries in either public offerings or private placements.

“Consolidated Net Worth” in respect of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less any accumulated deficit.

“Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, (i) the Consolidated Net Worth of which constitutes at least 10% of the Consolidated Net Worth of the Company and (ii) in which the Company holds, directly or indirectly, equity interests entitled to more than 50% of the profits thereof.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Supervision Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“ECR Condition” has the meaning set forth in Section 2.4(d).

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Final Maturity Date” has the meaning set forth in Section 2.4(a).

“First ECR Condition” has the meaning set forth in Section 2.4(d).

“Group Solvency Standards” means the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011 of Bermuda, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Insurance (Group Supervision) Rules 2011 of Bermuda, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Insurance Act 1978 of Bermuda, as amended from time to time.

“Insurance Group” means all subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

“Interest Payment Date” means, with respect to the Senior Notes only, June 5 and December 5 of each year.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

•

trading in securities generally (or in the Company’s common shares, preference shares or other securities specifically) on the New York Stock Exchange, any other U.S. national or international securities exchange or over-the-counter market on which the Company’s common shares and/or preference shares and/or other securities are then listed or traded shall have been suspended or settlement on any such exchange generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities;

•

the Company would be required to obtain the consent or approval of the Company’s common or preference shareholders (to the extent required) or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Securities in order to satisfy the Replacement Capital Obligation, and that consent or approval has not yet been obtained notwithstanding the Company’s Commercially Reasonable Efforts to obtain that consent or approval;

•

a banking moratorium shall have been declared by the federal or state authorities of the United States or the equivalent authorities of Bermuda, the United Kingdom and/or any member state of the European Economic Area (“EEA”) and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•

a material disruption shall have occurred in commercial banking or securities settlement or clearance services in Bermuda, the United Kingdom, the United States and/or any member state of the EEA and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•

Bermuda, the United Kingdom, the United States, and/or any member state of the EEA shall have become engaged in hostilities, there shall have been an escalation in hostilities involving Bermuda, the United Kingdom, the United States, and/or any member state of the EEA, there shall have been a declaration of a national emergency or war by Bermuda, the United Kingdom, the United States, and/or any member state of the EEA or there shall have occurred any other national or international calamity or crisis (including any pandemic or epidemic) and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•

there shall have occurred a material adverse change in general domestic or international economic, political or financial conditions, currency exchange rates or exchange controls, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying Securities for the purposes of satisfying the Replacement Capital Obligation;

•

an event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Securities would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (i) the disclosure of that event at such time, in the Company’s reasonable judgment, is not otherwise required by law and would have an adverse effect on the Company’s business in any material respect, (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede, delay or otherwise negatively affect the Company’s ability to consummate that transaction or (iii) the event relates to a previously undisclosed material (re)insurance loss and the disclosure of that event at such time, in the Company’s reasonable judgment, is impeded by the current nature of such event and the extent of losses remain under consideration by the Company’s management pending further information from brokers, cedants or insureds; provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period; or

•

the Company reasonably believes that the offering document for the offer and the sale of Qualifying Securities would not be in compliance with a rule or regulation of the SEC or any other securities regulatory authority or exchange to which the Company is subject (for reasons other than those described in the immediately preceding bullet) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome; provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 90 days in any 180-day period.

“Par Call Date” has the meaning set forth in Section 2.5(a).

“Qualifying Securities” means any securities (other than the Company’s common shares, rights to purchase the Company’s common shares and securities convertible into or exchangeable for the Company’s common shares, such as preference shares that are convertible into the Company’s common shares) having equal or better capital treatment as the capital represented by the Senior Notes under the Group Supervision Rules.

“RCO Satisfying Issuance” has the meaning set forth in Section 2.4(d).

“Regular Record Date” means, with respect to the Senior Notes only, the close of business on May 21 and November 20, as the case may be, immediately preceding each Interest Payment Date.

“Replacement Capital Obligation” has the meaning set forth in Section 2.4(d).

“Replacement Capital Obligation Default” has the meaning set forth in Section 2.4(d).

“Scheduled Maturity Date” has the meaning set forth in Section 2.4(a).

“Second ECR Condition” has the meaning set forth in Section 2.4(d).

“Solvency Test Date” means December 5, 2032 (being the date that is six months prior to the Scheduled Maturity Date).

“Special Mandatory Redemption” has the meaning set forth in Section 2.6(a).

“Special Mandatory Redemption Date” has the meaning set forth in Section 2.6(b).

“Special Mandatory Redemption End Date” has the meaning set forth in Section 2.6(a).

“Special Mandatory Redemption Price” has the meaning set forth in Section 2.6(a).

“Special Mandatory Redemption Trigger Date” has the meaning set forth in Section 2.6(a).

“Taxing Jurisdiction” means Bermuda or such other jurisdiction in which the Company may be organized or have principal executive offices or any political subdivision or taxing authority thereof or therein.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Validus Acquisition” means the acquisitions (together with the other transactions contemplated thereby) under the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated May 22, 2023, by and among the Company and American International Group, Inc., a Delaware corporation and NYSE-listed company (together with its affiliates and subsidiaries, “AIG”), pursuant to which the Company agreed to, or to cause one of its subsidiaries to, purchase and acquire certain subsidiaries of AIG, all of their right, title and interest in the shares of certain direct and indirect subsidiaries of AIG, including Validus Holdings, Ltd., and Validus Specialty, LLC and acquire the renewal rights, records and customer relationships of Talbot Underwriting Ltd., an affiliate of AIG, a specialty (re)insurance group operating within the Lloyd’s market.

A “Winding-Up” will occur, with respect to any Person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such Person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such Person of a successor in business of such Person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by the Trustee or by the Holders of a majority in aggregate principal amount of the outstanding Senior Notes and (B) do not provide that the Senior Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such Person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

ARTICLE II.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

There is hereby established a new series of Securities under the Original Indenture with the following terms:

Section 2.1 Title. The title of the series is “5.750% Senior Notes due 2033”.

Section 2.2 Principal Amount. There are to be issued by the Company, and authenticated and delivered by the Trustee on the date hereof $750,000,000 aggregate principal amount of Senior Notes, and such principal amount of Senior Notes may be increased from time to time pursuant to Section 3.1 of the Original Indenture. All Senior Notes need not be issued on the same date and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Senior Notes, unlimited in principal amount, upon delivery by the Company to the Trustee of either a Board Resolution and Officers’ Certificate or an indenture supplemental to the Indenture, setting forth the original issuance date of such additional Senior Notes. The terms of any such additional Senior Notes will be identical to the terms of the Senior Notes initially issued, authenticated and delivered on the date hereof, except as to issue price, issue date and the date from which interest shall accrue and except that such additional Senior Notes may not be fungible for U.S. tax purposes with such initially issued Senior Notes. Any such additional Senior Notes will, together with the previously issued Senior Notes, constitute a single series of Securities under the Indenture.

Section 2.3 Payment of Principal and Interest.

(a) The principal of the Senior Notes shall be due on June 5, 2033, subject to the provisions of the Original Indenture relating to acceleration of maturity. The Senior Notes will bear interest from June 5, 2023, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a rate of 5.750% per annum, payable semi-annually in arrears on June 5 and December 5 of each year, commencing on December 5, 2023, and at Maturity. The Company will pay interest to the Persons in whose names the Senior Notes are registered on the Regular Record Date for such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(b) If any Interest Payment Date falls on a day that is not a Business Day at the applicable Place of Payment, the interest payment will be postponed to the next day that is a Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after such Interest Payment Date. If the maturity date of the Senior Notes falls on a day that is not a Business Day at the applicable Place of Payment, the payment of interest and principal may be made on the next succeeding Business Day at such Place of Payment, and no interest on such payment will accrue for the period from and after the maturity date. Interest payments for the Senior Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

(c) Payment of the principal and interest due at maturity of the Senior Notes shall be made upon surrender of the Senior Notes at the Corporate Trust Office of the Trustee. The principal of and interest on the Senior Notes shall be paid in Dollars. Payments of principal of or interest on the Senior Notes will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

Section 2.4 Repayment at Final Maturity.

(a) Unless the Senior Notes are redeemed prior to maturity, the Senior Notes will mature, and the principal amount of the Senior Notes will become payable on the Final Maturity Date, at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Senior Notes to, but excluding, the Final Maturity Date. The “Final Maturity Date” means (i) June 5, 2033 (the “Scheduled Maturity Date”), if, on the Scheduled Maturity Date, the BMA Redemption Requirements (as defined below) are satisfied, or (ii) otherwise, following the Scheduled Maturity Date, the earlier of (A) the date falling ten Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (B) the date on which a Winding-Up of the Company occurs.

(b) The Company shall notify the Trustee and the Holders at least ten Business Days before the Scheduled Maturity Date if the BMA Redemption Requirements will not be satisfied on the Scheduled Maturity Date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Company shall so notify the Holders as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the repayment shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Company shall further notify the Trustee and the Holders not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new repayment date for the Senior Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.

(c) Repayment of the Senior Notes on the Scheduled Maturity Date is obligatory if the BMA Redemption Requirements are satisfied; further, the Replacement Capital Obligation will not apply if the issuer remains in compliance with the BMA Redemption Requirements during the period beginning six months prior to the Scheduled Maturity Date.

(d) If, with respect to the Senior Notes,

(i) as of the Solvency Test Date or any date thereafter and including on the applicable Scheduled Maturity Date or the Final Maturity Date, as may be applicable, the Company (A) does not have sufficient capital to satisfy the Enhanced Capital Requirement (the “First ECR Condition”) or (B) would not have sufficient capital to satisfy the Enhanced Capital Requirement after giving effect to the repayment of the Senior Notes (the “Second ECR Condition” and, together with the First ECR Condition, each an “ECR Condition”), the Company will be required to promptly begin using Commercially Reasonable Efforts, subject to the existence of a Market Disruption Event, to raise proceeds from the issuance of Qualifying Securities in an amount at least equal to the principal amount of the Senior Notes due to be repaid (the “Replacement Capital Obligation”);

(ii) on or after the Solvency Test Date and prior to the Scheduled Maturity Date, the Company is unable to satisfy any ECR Condition, the Company shall, within ten Business Days of the principal executive officer or the principal financial officer of the Company becoming aware of the Company’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (and direct the Trustee to transmit such notice to the Holders of the Senior Notes); provided, however, that the Company shall provide any such notice no later than the Business Day immediately preceding the Scheduled Maturity Date; and

(iii) the Scheduled Maturity Date and Final Maturity Date are not the same, after a Final Maturity Date has been established, then (A) the Company shall promptly notify the Trustee in writing of such Final Maturity Date (and direct the Trustee to transmit such notice to the Holders of the Senior Notes); and (B) if the Company will then be unable to satisfy any ECR Condition as of such Final Maturity Date, the Company shall, promptly after the principal executive officer or the principal financial officer of the Company becomes aware of the Company’s inability to so satisfy such ECR Condition, notify the Trustee in writing of such inability (and direct the Trustee to transmit such notice to the Holders of the Senior Notes); provided, however, that the Company shall provide any such notice no later than the Business Day immediately preceding such Final Maturity Date.

If a successful issuance of Qualifying Securities satisfying the Replacement Capital Obligation occurs after the Solvency Test Date, but prior to the Scheduled Maturity Date or the Final Maturity Date, as may be applicable (an “RCO Satisfying Issuance”), then (i) such RCO Satisfying Issuance will constitute an issuance of replacement capital in satisfaction of the BMA Redemption Requirements for redemptions or repayments occurring prior to or on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable, and (ii) the Company shall promptly notify the Trustee of such RCO Satisfying Issuance in writing (and direct the Trustee to transmit such notice to the Holders of the Senior Notes). Subject to the prior sentence, the Replacement Capital Obligation will continue to apply until the earliest of (i) an applicable RCO Satisfying Issuance, (ii) the BMA Redemption Requirements being satisfied by means other than an RCO Satisfying Issuance; provided that, if the BMA Redemption Requirements cease to be satisfied prior to the Final Maturity Date, the Replacement Capital Obligation will be reinstated or (iii) the occurrence of an Event of Default. Accordingly, the Replacement Capital Obligation will cease to apply if the Company is able to restore the Company’s compliance with the Enhanced Capital Requirement, after giving effect to repayment of the Senior Notes, by a means other than the issuance of Qualifying Securities or with an issuance of Qualifying Securities that is less than the principal amount of the Senior Notes, subject to the reinstatement of the Replacement Capital Obligation as described in the preceding sentence.

Although the Company’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Qualifying Securities to satisfy the Replacement Capital Obligation, subject to the existence of a Market Disruption Event, would constitute a breach of a covenant under the Indenture (a “Replacement Capital Obligation Default”), it will not in any case constitute a default or an Event of Default under the Indenture or give rise to a right of acceleration of payment of the Senior Notes or any other remedy under the terms of the Indenture or the Senior Notes. The sole remedy for a breach of such covenant is for the Trustee (at the direction of the required Holders) or the Holders of at least 25% in aggregate principal amount of the Senior Notes (provided that no Holder of the Senior Notes may pursue any such remedy under the Indenture unless the Trustee will have failed to act after, among other things, notice of a breach of such covenant and request by Holders of at least 25% in principal amount of the Senior Notes have requested the Trustee to bring suit and offered to the Trustee indemnity reasonably satisfactory to it) to bring suit for specific performance of the Company’s obligations with respect to such covenant to use such Commercially Reasonable Efforts with respect to the Replacement Capital Obligation.

For the avoidance of doubt, the Replacement Capital Obligation will not apply at any time while the Enhanced Capital Requirement is satisfied, and if the Company would continue to satisfy the Enhanced Capital Requirement after giving effect to a redemption or repayment of the Senior Notes on the Scheduled Maturity Date or the Final Maturity Date, as may be applicable.

If the Company is subject to a Replacement Capital Obligation, the Company may provide written certification to the Trustee (and direct the Trustee to transmit such notice to the Holders of the Senior Notes) within ten Business Days of the later of (i) the occurrence of a Market Disruption Event or (ii) the beginning of the period of the Replacement Capital Obligation (if such Market Disruption Event occurred prior to the Replacement Capital Obligation period beginning and is continuing) certifying that a Market Disruption Event has occurred and is continuing. If such notice is provided, the Company will be excused from the Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation for an initial suspension period of 90 consecutive days following such certification. The Company may extend a suspension period by providing written certification to the Trustee (and directing the Trustee to transmit such notice to the Holders of the Senior Notes) on or prior to the expiration of such suspension period, certifying that the applicable Market Disruption Event is continuing, in which case, the Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation will be excused for an additional 60 consecutive days following such further certification. Following the expiration of the applicable suspension period, the Company’s obligation to use Commercially Reasonable Efforts to issue Qualifying Securities pursuant to the Replacement Capital Obligation shall be reinstated. The Company’s ability to initiate or extend a suspension period in connection with a Market Disruption Event will also be subject to the limits on suspension periods provided for in the definition of Market Disruption Event (if applicable). Notwithstanding the foregoing time limitations as to suspension in connection with a particular Market Disruption Event, the suspension of the Company’s obligations pursuant to the foregoing shall not prohibit the further suspension of obligations in connection with, and the Company shall be entitled to provide separate notices with respect to, any separate and distinct Market Disruption Event(s). In addition, for the avoidance of doubt, the Company shall not be prohibited during any suspension of the requirements to use Commercially Reasonable Efforts during a Market Disruption Event from issuing any Qualifying Securities.

For the avoidance of doubt, the Trustee shall have no responsibility to make any determinations or calculations under the Indenture; nor shall it be charged with monitoring or knowledge of (i) the Replacement Capital Obligation or any terms thereof, which collectively shall be the Company’s responsibility, (ii) the occurrence or continuation of any Replacement Capital Obligation Default, which shall be made by the Holders of the Senior Notes, (iii) whether Commercially Reasonable Efforts have been made, (iv) whether the conditions to redemption and repayment have been satisfied, (v) whether the BMA Redemption Requirements have been satisfied, (vi) whether a Market Disruption Event has occurred, (vii) whether a Final Maturity Date has occurred, or (viii) whether an ECR Condition has been met.

Section 2.5 Make-Whole Par-Call Redemptions.

(a) Subject to the BMA Redemption Requirements, prior to March 5, 2033 (3 months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (A) the sum of the present values of the remaining scheduled payments of principal and interest on such Senior Notes discounted to the redemption date (assuming the Senior Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (B) interest accrued to the redemption date, and (2) 100% of the principal amount of the Senior Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. In no event shall the Trustee have any responsibility for any calculations relating to a redemption.

(b) Subject to the BMA Redemption Requirements, on or after the Par Call Date, the Company may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Section 2.6 Special Mandatory Redemption.

(a) Subject to the BMA Redemption requirements, if (i) the consummation of the Validus Acquisition does not occur on or before the later of (x) February 22, 2024 or (y) such later date to which the outside date for closing the Validus Acquisition as set forth in the Stock Purchase Agreement may be extended in accordance with its terms (the later of such dates, the “Special Mandatory Redemption End Date”) or (ii) the Company notifies the Trustee that the Company will not pursue the consummation of the Validus Acquisition, the Company will be required, on the earlier of the date of delivery of such notice described in clause (ii) and the Special Mandatory Redemption End Date (such earlier date, the “Special Mandatory Redemption Trigger Date”), to redeem the Senior Notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

(b) In the event that the Company becomes obligated to redeem the Senior Notes pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such Senior Notes will be redeemed (the “Special Mandatory Redemption Date”, which date shall be no later than the fifth Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered Holder of Senior Notes to be redeemed. The Trustee will then promptly mail, or deliver electronically if such Senior Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered Holder of Senior Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Senior Notes to be redeemed.

Section 2.7 Redemption for Changes in Withholding Taxes. Subject to the BMA Redemption Requirements, the Senior Notes will be redeemable, at the option of the Company, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ prior notice to the Holders of the Senior Notes, on any date prior to their maturity, at 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date, in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any Additional Amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after May 31, 2023; or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after May 31, 2023, and, in each case, the Company cannot avoid such obligation by taking reasonable measures available to it.

Before the Company publishes or mails any notice of redemption of the Senior Notes, it will deliver to the Trustee an Officers’ Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an Opinion of Counsel stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Section 2.8 Notice of Redemption. Notwithstanding Section 11.4 of the Original Indenture, the Company will provide notice of any redemption at least 10 days but not more than 60 days before the redemption date to each Holder to be redeemed, in accordance with the provisions of Article 11 of the Original Indenture. For the avoidance of doubt, whenever any determination is required to be made as to whether any redemption occurs on or prior to the Par Call Date or any other specified period, the actual date of redemption and not the date of notice of redemption shall govern. The Company shall notify the Trustee and the Holders at least ten Business Days before the applicable redemption date if the BMA Redemption Requirements will not be satisfied on the applicable redemption date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Company shall so notify the Trustee and the Holders as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Company shall further notify the Trustee and the Holders not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new redemption date for the Senior Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.

Section 2.9 Conditions to Repayment and Redemption.

(a) Notwithstanding anything to the contrary set forth in the Original Indenture, this Supplemental Indenture or the Senior Notes, (i) prior to June 5, 2026, the Senior Notes will be redeemed or repaid only with BMA Approval, and (ii) the Senior Notes may not be redeemed at any time or repaid prior to the Final Maturity Date if the Enhanced Capital Requirement would be breached immediately before or after giving effect to such redemption or repayment of the Senior Notes, unless, in the case of each of clause (i) and (ii), the Company or another member of the Insurance Group immediately replaces the capital represented by the Senior Notes to be redeemed or repaid with capital having equal or better capital treatment as the Senior Notes under the Group Solvency Standards, together with the Supervision Rules (collectively the “BMA Redemption Requirements”).

(b) In the event that the Senior Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Senior Notes will continue to accrue and be payable on each Interest Payment Date (subject to Section 2.3) until the first date on which final payment on the Senior Notes may be made as described in Section 2.4, at which time the Senior Notes will become due and payable, and will be finally repaid at the principal amount of the Senior Notes, together with any accrued and unpaid interest in the manner and subject to the conditions of Section 2.9(a).

(c) Notwithstanding any provision of the Senior Notes, this Supplemental Indenture or the Original Indenture, in the event of non-payment on a scheduled redemption date or the Scheduled Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements in accordance with this Section 2.9, the Senior Notes to be redeemed or repaid will not become due and payable on such date, and such nonpayment will constitute neither an Event of Default nor a default of any kind with respect to the Senior Notes, and will not give the Holders or the Trustee any right to accelerate repayment of the Senior Notes or any other remedies pursuant to Article 5 of the Original Indenture or otherwise.

(d) An Officer’s Certificate relating to the Senior Notes in connection with repayment or any redemption under this Supplemental Indenture certifying that (i) the BMA Redemption Requirements have not been met or would not be met if the Senior Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Senior Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders and all other interested parties as correct and sufficient evidence thereof and shall be final and binding on such parties. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.

Section 2.10 Interest Following Redemption. Unless the Company defaults in payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Redemption Requirements have not been satisfied), on and after a redemption date, interest will cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption.

Section 2.11 Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes.

Section 2.12 Additional Covenants. In addition to the covenants set forth in Article 10 of the Original Indenture, each of the following covenants shall be added to Article 10 with respect to the Senior Notes:

(a) Limitation on Liens on Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding, the Company will not, nor will it permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any Lien upon any shares of Capital Stock of any Designated Subsidiary, provided that this restriction will not apply to Indebtedness secured by (i) Liens on any shares of Capital Stock or Indebtedness of or acquired from a Person that is merged or consolidated with or into, or is otherwise acquired by, the Company or any Designated Subsidiary; (ii) Liens to secure Indebtedness of a Designated Subsidiary to the Company or another Designated Subsidiary, but only as long as the Indebtedness is owned or held by the Company or such Designated Subsidiary; and (iii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (i) and (ii) above.

(b) Limitation on Disposition of Stock of Designated Subsidiaries. So long as any Senior Notes are Outstanding and except in a transaction otherwise governed by the Indenture, the Company will not issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, nor will the Company permit any Designated Subsidiary to issue (other than to the Company or another Designated Subsidiary) any shares (other than the director’s qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Designated Subsidiary (other than Preferred Stock having no voting rights of any kind); provided, however, that (i) any issuance, sale, assignment, transfer or other disposition permitted by the Company may only be made for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, (i) the Company may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of the Company the shares of Capital Stock of which the Company owns at least 80% and (ii) the Company may, subject to the provisions of Article 8 of the Original Indenture, sell, assign, transfer or otherwise dispose of the entire Capital Stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors, pursuant to a Board Resolution adopted in good faith.

Section 2.13 Form, Currency and Denominations. The Senior Notes shall be issued in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be issued in substantially the form set forth in Exhibit A hereto. The Depositary with respect to the Senior Notes shall be The Depository Trust Company.

Section 2.14 Global Securities.

(a) The Senior Notes will be issued in the form of one or more global Securities registered in the nominee name of the Depositary, which shall be Cede & Co. Except under the circumstances set forth in Section 3.5 of the Original Indenture, the global Securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. Owners of beneficial interests in such a global Security will not be considered the registered owners or Holders of Senior Notes for any purpose.

(b) No global Security representing a Senior Note shall be exchangeable, except for another global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Payment of principal of, any premium or interest on, and any Additional Amounts in respect of, any Senior Note in global form shall be made to the registered Holder thereof.

Section 2.15 Ranking. The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness. The Senior Notes will be contractually subordinated to all obligations of the Company’s existing and future subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

Section 2.16 Events of Default.

Pursuant to Section 3.1(18) of the Original Indenture, clause (4) of Section 5.1 of the Original Indenture is hereby amended with respect to the Senior Notes by deleting the text thereof in its entirety and inserting in its place the following:

“(4) default in the performance of the provisions of Section 7.4(1) and continuance of such default for a period of 90 days after there has been given, by registered or certified mail, (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such default or breach and requiring it to be remedies and stating that such notice is a “Notice of Default” hereunder; or”.

Section 2.17 No Rights of Set-Off.

(a) The Senior Notes will not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name the Senior Notes are registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

(b) By acceptance of the Senior Notes, each Holder of Senior Notes will be deemed, to the extent permitted by law, to have waived any right of set-off or counter-claim in respect of any amount owed to it by the Company or the Insurance Group arising under or in connection with the Senior Notes and each Holder of the Senior Notes shall, by virtue of being the Holder of any Senior Notes, be deemed, to the extent permitted by law, to have waived all such rights of set-off or counter-claim.

Section 2.18 No Encumbrances. By acquiring the Senior Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of the Holders.

Section 2.19 Miscellaneous. The Company is not obligated to redeem or purchase any Senior Notes pursuant to any sinking fund or analogous provision. The Senior Notes will not be convertible into shares of Common Stock of the Company and/or exchangeable for other securities. The amount of payments of principal with respect to the Senior Notes shall not be determined with reference to an index, formula or other method or methods. No Senior Notes are issuable upon the exercise of warrants. Each of Section 4.2(2) of the Original Indenture relating to defeasance and Section 4.2(3) of the Original Indenture relating to covenant defeasance shall apply to the Senior Notes, and the covenants subject to Section 4.2(3) and Section 10.6 of the Original Indenture shall include the covenants set forth in, and made applicable to the Senior Notes by, Section 2.12 of this Supplemental Indenture. Additional Amounts will be payable by the Company on the Senior Notes to the extent provided in Section 10.4 of the Original Indenture.

ARTICLE III.

MISCELLANEOUS PROVISIONS

Section 3.1 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture as supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.2 Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of this Supplemental Indenture and signature pages for all purposes.

Section 3.3 Governing Law; Waiver of Jury Trial. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in said state.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters. Notwithstanding the foregoing, the Trustee acknowledges and agrees that it has properly authorized and duly executed this Supplemental Indenture and nothing contained in this Section 3.5 shall be deemed to limit such authorization and execution, nor shall this Section 3.5 be interpreted to in any way limit the Trustee’s authentication of the Senior Notes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company has executed this Supplemental Indenture by the signature of its authorized officers, and the Trustee has caused this Supplemental Indenture to be executed in its corporate name by its authorized officers, each as of the date above written.

RENAISSANCERE HOLDINGS LTD.,		Witnessed by:
as Issuer

By:	/s/ James C. Fraser	By:	/s/ Helen L. James
	Name: James C. Fraser		Name: Helen L. James
	Title: Senior Vice President and Chief Accounting Officer		Title: Senior Vice President and Global Corporate Controller

[Signature Page to Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	/s/ Carol Ng
Name: Carol Ng
Title: Vice President

By:	/s/ Joseph Denno
Name: Joseph Denno
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO RENAISSANCERE HOLDINGS LTD. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND SUCH PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

RENAISSANCERE HOLDINGS LTD.

5.750% SENIOR NOTE DUE 2033

No. [●]	CUSIP No.: 75968N AE1

Principal Amount:	$[●]

Regular Record Date:	May 21 or November 20, as the case may be, immediately preceding each Interest Payment Date

Original Issue Date:	June 5, 2023

Scheduled Maturity Date:	June 5, 2033

Final Maturity Date:	(1) the Scheduled Maturity Date, if, on the Scheduled Maturity Date, the BMA Redemption Requirements (as defined herein) are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (A) the date falling ten business days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (B) the date on which a Winding-Up of RenaissanceRe occurs.

Interest Payment Dates:	June 5 and December 5

Interest Rate:	5.750% per annum

Authorized Denomination:	$2,000, or any integral multiple of $1,000 in excess thereof

RenaissanceRe Holdings Ltd., a company duly organized and existing under the laws of Bermuda (the “Company”, which term includes any successor company under the Indenture referred to below), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [●] DOLLARS ($[●]) on the Scheduled Maturity Date or the Final Maturity Date shown above, and to pay interest thereon from June 5, 2023, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above (including the Scheduled Maturity Date or the Final Maturity Date), commencing on December 5, 2023, at the rate of 5.750% per annum until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (including the Schedule Maturity Date or the Final Maturity Date) will, as provided in the Indenture, be paid to the Person in whose name this Senior Note is registered at the close of business on the Regular Record Date as specified above next preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Senior Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest established by notice given by or on behalf of the Company to the Holders of Senior Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Senior Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.

Payments of interest on this Senior Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Senior Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Senior Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

Payment of the principal of and interest due on the Scheduled Maturity Date or Final Maturity Date of this Senior Note shall be made upon surrender of this Senior Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Senior Note shall be paid in Dollars. Payments of interest will be made, subject to such surrender where applicable, at the option of the Company, (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register or (ii) by wire transfer to an account maintained by the payee with a bank located in the United States.

This security is one of a duly authorized issue of debt securities of the Company (herein called the “Securities”), all issued or to be issued under and pursuant to the Senior Indenture, dated as of April 2, 2019, as supplemented (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee,” which term includes any successor trustee under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto relating to this security (including, without limitation, the Second Supplemental Indenture, dated as of June 5, 2023 between the Company and the Trustee) for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates and may otherwise vary as provided in the Indenture or any indenture supplemental thereto. This security is one of a series designated on the face as 5.750% Senior Notes due 2033 (the “Senior Notes”), initially limited in aggregate principal amount to $[●], subject to increase as provided in Section 2.2 of the Second Supplemental Indenture. Capitalized terms used herein for which no definition is provided herein shall have the respective meanings ascribed thereto in the Indenture.

The Senior Notes are senior unsecured obligations of the Company.

The Senior Notes will represent the Company’s direct, unsecured obligations and will rank equally with all of the Company’s other unsubordinated senior indebtedness. The Senior Notes will be contractually subordinated to all obligations of the Company’s existing and future subsidiaries, including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

While this Senior Note is represented by one or more global notes registered in the name of DTC or its nominee, the Company will cause payments of principal of, premium, if any, and interest on this Senior Note to be made to DTC or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by, DTC or its nominee, and otherwise in accordance with such agreements, regulations and procedures.

The Senior Notes will not have a sinking fund.

The Senior Notes will not be redeemable at any time prior to June 5, 2026 without BMA Approval and will not be redeemable or repaid at any time if the Enhanced Capital Requirement would be breached immediately before or after giving effect to the redemption or repayment of such Senior Notes, unless, in each case, the Company or another member of the Insurance Group immediately replaces the capital represented by the Senior Notes to be redeemed or repaid with capital having equal or better capital treatment as the Senior Notes under the Group Solvency Standards, together with the Group Supervision Rules (collectively, the “BMA Redemption Requirements”).

As used herein:

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Supervision Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Company or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by such date, its prior consent to the redemption of such Notes.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Supervision Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Insurance (Group Supervision) Rules 2011 of Bermuda, as those rules and regulations may be amended or replaced from time to time.

“Insurance Act” means the Insurance Act 1978 of Bermuda, as amended from time to time.

“Insurance Group” means all subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

Subject to the BMA Redemption Requirements, prior to March 5, 2033 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points less (b) interest accrued to the redemption date, and (ii) 100% of the principal amount of the Notes to be redeemed,, plus, in either case, accrued and unpaid interest on the principal amount of such Senior Notes to the redemption date.

Subject to the BMA Redemption Requirements, on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

As used herein:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semiannual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semiannual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed.

If less than all of the Senior Notes are to be redeemed as provided above, selection of the Senior Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Subject to the BMA Redemption Requirements, the Company will be entitled to redeem the Senior Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Senior Notes, any additional amounts as a result of: (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of a taxing jurisdiction, which change or amendment is announced after May 31, 2023; or (ii) any change in or amendment to any official position regarding the application or interpretation of the laws or regulations of a taxing jurisdiction, which change or amendment is announced after May 31, 2023, and, in each case, the Company cannot avoid such obligation by taking reasonable measures available to it. Installments of interest on the Senior Notes for which the Redemption Date is after a Regular Record Date and on or before the following Interest Payment Date shall be payable to the Holders of such Senior Notes registered as such at the close of business on the Regular Record Date therefor.

Subject to the BMA Redemption Requirements, if (i) the consummation of the Validus Acquisition does not occur on or before the later of (x) February 22, 2024 or (y) such later date to which the outside date for closing the Validus Acquisition as set forth in the Stock Purchase Agreement may be extended in accordance with its terms (the later of such dates, the “Special Mandatory Redemption End Date”) or (ii) the Company notifies the Trustee that Company will not pursue the consummation of the Validus Acquisition, then the Company will be required, on the earlier of the date of delivery of such notice described in clause (ii) and the Special Mandatory Redemption End Date (such earlier date, the “Special Mandatory Redemption Trigger Date”), to redeem the Senior Notes then outstanding (such redemption, the “Special Mandatory Redemption”) at a redemption price equal to 101% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). In the event that the Company becomes obligated to redeem the Senior Notes pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such Senior Notes will be redeemed (the “Special Mandatory Redemption Date”, which date shall be no later than the fifth Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered holder of Senior Notes to be redeemed. The Trustee will then promptly mail, or deliver electronically if such Senior Notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered holder of Senior Notes to be redeemed at its registered address. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Senior Notes to be redeemed.

For purposes of the Special Mandatory Redemption provisions of the Senior Notes, the following definitions are applicable:

“Validus Acquisition” means the acquisitions (together with the other transactions contemplated thereby) under the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated May 22, 2023, by and among the company and American International Group, Inc., a Delaware corporation and NYSE-listed company (together with its affiliates and subsidiaries, “AIG”), pursuant to which the Company agreed to, or to cause one of its subsidiaries to, purchase and acquire certain subsidiaries of AIG, all of their right, title and interest in the shares of certain direct and indirect subsidiaries of AIG, including Validus Holdings, Ltd., and Validus Specialty, LLC and acquire the renewal rights, records and customer relationships of Talbot Underwriting Ltd., an affiliate of AIG, a specialty (re)insurance group operating within the Lloyd’s market.

The Indenture also contains provisions for defeasance at any time of the entire indebtedness of the Senior Notes with respect thereto or of certain restrictive covenants of the Company with respect to the Senior Notes, in each case, upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the respective rights and obligations of the Company and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on and Additional Amounts, if any, in respect of this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Security Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge or certain other expenses payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Notes to be exchanged at the office or agency of the Company.

This Senior Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Company or any of the Company’s regulated operating subsidiaries to any Person in whose name this Senior Note is registered or any creditor of the Company or any of the Company’s regulated operating subsidiaries.

By acquiring this Senior Note, the Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Company or any of its affiliates to secure the rights of Holders.

This Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and performed in said state.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by its authorized representatives as of the date set forth below.

Dated: June 5, 2023	RENAISSANCERE HOLDINGS LTD.

By:
Name: James C. Fraser
Title: Senior Vice President & Chief Accounting Officer

Attest:
Name: Helen L. James
Title: Senior Vice President & Global Corporate Controller

[Signature Page to RenaissanceRe Holdings Ltd 5.750% Senior Note Due 2033]

CERTIFICATE OF AUTHENTICATION

This is one of the 5.750% Senior Notes due 2033 referred to in the within-mentioned Indenture.

Dated: June 5, 2023

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:
Name: Carol Ng
Title: Vice President

[Signature Page to RenaissanceRe Holdings Ltd 5.750% Senior Note Due 2033]